                                          November 6, 2012

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES NINE MONTH 2012 RESULTS

New York, New York, November 6, 2012--Leucadia National Corporation (NYSE: LUK) today announced its operating results for the nine month period ended September 30, 2012.  Net income attributable to Leucadia National Corporation common shareholders for the nine month period ended September 30, 2012 was $400,300,000 ($1.62 per diluted common share) compared to net loss attributable to Leucadia National Corporation common shareholders for 2011 of $94,206,000 ($.39 per diluted common share).

For more information on the Company’s results of operations for 2012, please see the Company’s Form 10-Q for the nine months ended September 30, 2012, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Nine Month
	Period Ended September 30,		Period Ended September 30,
	2012	2011	2012	2011

Revenues and other income	$2,187,495	$199,751	$6,682,549	$1,137,023

Net securities gains	$154,207	$7,275	$581,669	$539,215

Income from continuing operations before income taxes and
income (losses) related to associated companies	$142,136	$16,720	$574,580	$611,339

Income taxes	61,208	13,723	231,021	242,069

Income from continuing operations before income (losses)
related to associated companies	80,928	2,997	343,559	369,270

Income (losses) related to associated companies, net of taxes	36,017	(296,812)	72,236	(470,656)

Income (loss) from continuing operations	116,945	(293,815)	415,795	(101,386)

Income from discontinued operations, net of taxes	2,015	1,690	2,632	5,581

Gain (loss) on disposal of discontinued operations, net of taxes	(4,626)	773	(4,626)	1,697

Net income (loss)	114,334	(291,352)	413,801	(94,108)

Net (income) loss attributable to the noncontrolling interest	972	330	1,067	(98)

Net (income) attributable to the redeemable
noncontrolling interests	(8,632)	–	(14,568)	–

Net income (loss) attributable to
Leucadia National Corporation common shareholders	$106,674	$(291,022)	$400,300	$(94,206)

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$.45	$(1.20)	$1.64	$(.42)
Income from discontinued operations	.01	.01	.01	.02
Gain (loss) on disposal of discontinued operations	(.02)	–	(.01)	.01
Net income (loss)	$.44	$(1.19)	$1.64	$(.39)

Number of shares in calculation	244,583	244,580	244,583	244,378

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$.44	$(1.20)	$1.62	$(.42)
Income from discontinued operations	.01	.01	.01	.02
Gain (loss) on disposal of discontinued operations	(.02)	–	(.01)	.01
Net income (loss)	$.43	$(1.19)	$1.62	$(.39)

Number of shares in calculation	248,910	244,580	248,910	244,378